Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2024 EARNINGS

▪	Revenues of $100.6 million compared to $92.1 million in the prior year period
▪	Net income of $4.8 million, or $0.20 per diluted share
▪	Total portfolio balance of $3.330 billion, highest in company history
▪	New contract purchases of $445.9 million, compared to $322.4 million in the prior year period

LAS VEGAS, NV, October 31, 2024 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.8 million, or $0.20 per diluted share, for its third quarter ended September 30, 2024.

Revenues for the third quarter of 2024 were $100.6 million, an increase of $8.5 million, or 9.2%, compared to $92.1 million for the third quarter of 2023. Total operating expenses for the third quarter of 2024 were $93.7 million compared to $77.9 million for the 2023 period. Pretax income for the third quarter of 2024 was $6.9 million compared to pretax income of $14.2 million in the third quarter of 2023.

For the nine months ended September 30, 2024 total revenues were $288.2 million compared to $260.0 million for the nine months ended September 30, 2023, an increase of approximately $28.2 million, or 10.8%. Total operating expenses for the nine months ended September 30, 2024 were $268.1 million, compared to $208.8 million for the nine months ended September 30, 2023. Pretax income for the nine months ended September 30, 2024 was $20.1 million, compared to $51.3 million for the nine months ended September 30, 2023. Net income for the nine months ended September 30, 2024 was $14.1 million compared to $38.2 million for the nine months ended September 30, 2023.

During the third quarter of 2024, CPS purchased $445.9 million of new contracts compared to $431.9 million during the second quarter of 2024 and $322.4 million during the third quarter of 2023. The Company's receivables totaled $3.330 billion as of September 30, 2024, an increase from $3.173 billion as of June 30, 2024 and an increase from $2.943 billion as of September 30, 2023.

Annualized net charge-offs for the third quarter of 2024 were 7.32% of the average portfolio as compared to 6.86% for the third quarter of 2023. Delinquencies greater than 30 days (including repossession inventory) were 14.04% of the total portfolio as of September 30, 2024, compared to 13.31% as of September 30, 2023.

“New loan origination volumes have outpaced the prior quarter for a fourth consecutive quarter. This positions us well for future quarters,” said Charles E. Bradley Jr., Chief Executive Officer. “With our operating efficiencies improving, we remain committed to driving the company forward in any environment.”

Conference Call

CPS announced that it will hold a conference call on November 1, 2024 at 1:00 p.m. ET to discuss its third quarter 2024 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BIaadcdbbe0a7849aa918eac85c86475ff. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Interest income	$93,158	$83,261	$265,812	$245,960
Mark to finance receivables measured at fair value	5,500	6,000	16,000	6,000
Other income	1,922	2,818	6,391	8,077
	100,580	92,079	288,203	260,037
Expenses:
Employee costs	24,162	21,812	72,303	64,991
General and administrative	13,276	13,045	40,288	36,224
Interest	50,056	37,889	138,735	106,354
Provision for credit losses	(994)	(2,000)	(4,579)	(20,700)
Other expenses	7,229	7,115	21,376	21,915
	93,729	77,861	268,123	208,784
Income before income taxes	6,851	14,218	20,080	51,253
Income tax expense	2,055	3,839	6,022	13,097
Net income	$4,796	$10,379	$14,058	$38,156

Earnings per share:
Basic	$0.22	$0.49	$0.66	$1.83
Diluted	$0.20	$0.41	$0.58	$1.51

Number of shares used in computing earnings per share:
Basic	21,343	21,154	21,250	20,815
Diluted	24,153	25,218	24,340	25,331

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$8,071	$6,174
Restricted cash and equivalents	270,981	119,257
Finance receivables measured at fair value	3,132,310	2,722,662

Finance receivables	8,274	27,553
Allowance for finance credit losses	(486)	(2,869)
Finance receivables, net	7,788	24,684

Deferred tax assets, net	1,565	3,736
Other assets	41,977	27,233
	$3,462,692	$2,903,746

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$72,626	$62,544
Warehouse lines of credit	105,783	234,025
Residual interest financing	99,127	49,875
Securitization trust debt	2,875,777	2,265,446
Subordinated renewable notes	24,288	17,188
	3,177,601	2,629,078

Shareholders' equity	285,091	274,668
	$3,462,692	$2,903,746

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

Contracts purchased	$445.95	$322.42	$1,224.13	$1,055.96
Contracts securitized	$298.42	$312.68	1,256.13	1,045.42

Total portfolio balance (1)	$3,329.84	$2,943.33	$3,329.84	$2,943.33
Average portfolio balance (1)	$3,278.34	$2,934.75	3,131.48	2,898.44

Delinquencies (1)
31+ Days	11.25%	11.74%
Repossession Inventory	2.79%	1.57%
Total Delinquencies and Repo. Inventory	14.04%	13.31%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.32%	6.86%	7.47%	6.12%

Recovery rates (1), (2)	29.1%	37.8%	31.1%	41.1%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2024		2023		2024		2023
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$93.16	11.4%	$83.26	11.3%	$265.81	11.3%	$245.96	11.3%
Mark to finance receivables measured at fair value	5.50	0.7%	6.00	0.8%	16.00	0.7%	6.00	0.3%
Other income	1.92	0.2%	2.82	0.4%	6.39	0.3%	8.08	0.4%
Interest expense	(50.06)	-6.1%	(37.89)	-5.2%	(138.74)	-5.9%	(106.35)	-4.9%
Net interest margin	50.52	6.2%	54.19	7.4%	149.47	6.4%	153.68	7.1%
Provision for credit losses	0.99	0.1%	2.00	0.3%	4.58	0.2%	20.70	1.0%
Risk adjusted margin	51.52	6.3%	56.19	7.7%	154.05	6.6%	174.38	8.0%
Other operating expenses (5)	(44.67)	-5.4%	(41.97)	-5.7%	(133.97)	-5.7%	(123.13)	-5.7%
Pre-tax income	$6.85	0.8%	$14.22	1.9%	$20.08	0.9%	$51.25	2.4%

(1)  Excludes third party portfolios.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

(5)  Total pre-tax expenses less provision for credit losses and interest expense.

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